Exhibit 99.2

SAIC Retirement Plan Notice on

Allocation of SAIC Special Dividend

February 2007

Summary of important information covered in this notice:

•	The SAIC special dividend will be allocated to your SAIC Retirement Plan account during the week of February 18, 2007

•	Your portion of the dividend will be invested in Vanguard® LifeStrategy® Conservative Growth Fund

•	You will then be able to exchange the dividend proceeds into any investment alternative offered by the SAIC Retirement Plan

•	You will not have an opportunity to elect to receive the dividend in cash

Dear SAIC Retirement Plan Participant:

As you know, SAIC declared a special dividend (Dividend) on shares of its outstanding stock in October 2006. The SAIC Retirement Plan (Plan) received its portion of the Dividend when it was paid to all SAIC stockholders in November 2006. The proceeds of the Dividend have been invested in the Vanguard Prime Money Market Fund awaiting guidance from the Internal Revenue Service (IRS).

As we have previously advised, SAIC requested guidance from the IRS on whether it may allow participants to elect to receive the Dividend in cash or reinvest into other investment alternatives available in the Plan and permit SAIC to take a tax deduction on that portion of the Dividend distributed in cash to participants. SAIC’s discussions with the IRS have concluded and the IRS advised SAIC that Plan participants would not be permitted to make an election to receive the Dividend in cash. SAIC will not be able to take a tax deduction for any amount of the Dividend paid to the Plan. Therefore, the Dividend will remain in the Plan and will now be allocated to participants’ accounts.

The allocation of proceeds to your account that are related to the dividend is a two-step process. The portion of the Dividend that you are entitled to receive as a Plan participant is scheduled to be allocated to your Plan account during the week of February 18, 2007. Following the allocation of the Dividend, the earnings that accumulated from the investment of the Dividend in the Vanguard Prime Money Market Fund will also be allocated to your account during the week of February 18, 2007. The portion of the Dividend and the associated earnings allocated to your account will be invested in the LifeStrategy Conservative Growth Fund.

SAIC Retirement Plan Participants

February 2007

Once the Dividend and associated earnings are allocated to your account and invested in the LifeStrategy Conservative Growth Fund, you may exchange the proceeds into any other investment alternative offered by the Plan. If you wish to reinvest the dividend proceeds or earnings into the SAIC Common Stock Fund, this will be permitted in early April 2007. You will receive more information regarding this and other updates to the SAIC Stock Funds in early March 2007. To make these or any other changes to your Plan account, log on to your account at www.vanguard.com or call Vanguard at 800-523-1188.

If you have questions, please call Vanguard Participant Services at 800-523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.

We appreciate your patience and understanding throughout this process which unfortunately required many months to resolve.

Sincerely,

John H. Warner, Jr.

Chairman of the SAIC Retirement Plans Committee

For more information about any mutual fund available through the SAIC Retirement Plan, including investment objectives, risks, charges, and expenses, call The Vanguard Group at 800-523-1188 to obtain a prospectus. The prospectus contains this and other important information about the fund. Read and consider the prospectus information carefully before you invest. You can also download Vanguard fund prospectuses at www.vanguard.com.